UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 30, 2018

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

2 Ben Gurion Street, Ramat Gan, Israel	4514760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: +972-72-260-8004

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events.

[Allegations against Dr. Yehuda Baruch]

On November, 27, 2018, the Tel Aviv, regional Prosecutor’s Service filed criminal charges against Dr. Yehuda Baruch, the Chief Medical and Regulatory Affairs Officer of OWC Pharmaceutical Research Corp. (the “Company”), alleging that Dr. Baruch conducted an improper sexual relationship with a psychiatric patient. Dr. Baruch denies all allegations. Such criminal charges are not directed at, and do not concern, the Company, any actions of Dr. Baruch in the Company or any other of our directors or officers. The Company is currently evaluating its options in light of the allegations brought against Dr. Baruch.

[Adjustment to Series A Convertible Preferred Stock]

The aforementioned charges brought against Dr. Baruch are considered a “triggering event” (a “Triggering Event”) under the certificate of designation (the “Certificate of Designation”) governing our Series A Convertible Preferred Stock (the “Series A Preferred Shares”). Subject to certain beneficial ownership limitations of the Series A Preferred Shares, at any time during the period commencing on the date of the occurrence of a Triggering Event and ending on the date of the cure of such Triggering Event, a holder of the Series A Preferred Shares may, at such holder’s option, by delivery of notice to the Company, specify a future date upon which such holder shall require the Company to convert all, or any number of, Series A Preferred Shares into shares of the Company’s common stock at an adjusted conversion ratio as specified in the Certificate of Designation.

Any additional shares of our common stock issued upon the conversion of the Series A Preferred Shares could dilute the ownership of the current holders of shares of our outstanding common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: November 30, 2018